EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Priority Technology Holdings, Inc. of our report dated March 30, 2020, except for the change in reportable segments described in Note 20 as to which the date is March 17, 2022, relating to the consolidated financial statements of Priority Technology Holdings, Inc., appearing in the Annual Report on Form 10-K of Priority Technology Holdings, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP
Atlanta, Georgia
December 20, 2022